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                      Consent of Independent Accountants


We consent to the incorporation by reference in the prospectus constituting part of the Registration Statements of Commonwealth Telephone Enterprises, Inc. on Form S-8 (File Nos. 2-98306, 33-13066, 33-64563, 33-64677, 333-24609, 333-25077
and 333-37953) of our report dated June ___, 1999, on our audits of the financial statements and financial statement schedules of the Commonwealth Telephone Company Bargaining Employees 401(k) Plan as of December 31, 1998 and 1997 and for the year ended December 31, 1998, which report is included in this Annual Report on Form 11-K.




PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania


June 29, 1999